Exhibit 99.2

International Headquarters
4787 Levy Street
Montreal, Quebec, H4R 2P9
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:
Laurie W. Little
949-461-6002
laurie.little@valeant.com

VALEANT PHARMACEUTICALS APPOINTS
HOWARD SCHILLER TO BOARD OF DIRECTORS

Montreal, Quebec — September 18, 2012 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) today announced the appointment of Howard Schiller, Valeant’s chief financial officer, to its Board of Directors.

Howard Schiller joined Valeant as Executive Vice President and Chief Financial Officer in December 2011 after retiring from Goldman Sachs after a 24 year career. Howard was the chief operating officer for the Investment Banking Division responsible for the management and strategy of the business.

Howard is on the New York board of Teach for America and on the board of the Cancer Research Institute. He is also on the business advisory council of the University of Chicago Law School. Howard received his BS in economics from the Wharton School at the University of Pennsylvania and his JD from the University of Chicago Law School.

“Since Howard joined Valeant, his valuable experience and sound counsel have been invaluable to both Valeant’s management team and the Board of Directors,” said J. Michael Pearson, chairman and chief executive officer. “Appointing him to our board is the next logical step and one I believe will benefit our shareholders.”

About Valeant Pharmaceuticals International, Inc.

Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, neurology and branded generics.  More information about Valeant Pharmaceuticals International, Inc. can be found at www.valeant.com.

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